Exhibit (a)(1)(C)
McAfee, Inc.
Tender Offer Election Form
     Before completing this Election Form, please make sure that you have received, read and understood the documents that make up this offer, including:
•	the Offer to Amend the Exercise Price of Certain Options (the “Offer to Amend”);

•	the email from the tender_offer@mcafee.com, dated January 4, 2008;

•	this Tender Offer Election Form (the “Election Form”);

•	the employee presentation describing the Offer to Amend; and

•	the addendum containing information regarding your eligible options.
     The offer is subject to the terms of these documents as they may be amended. In addition, these documents will be collectively referred to herein as the “Offer Documents.” All of these documents, except for      the      addendum,      are      available      online      at http://internal/nai.com/division/finance/stockadmin/default.asp. The addendum is available via the email from tender_offer@mcafee.com, dated January 4, 2008.
Delivery of Election Form
     In order to participate in the offer, a properly completed and submitted Election Form must be received by McAfee, Inc. (“McAfee”) before 11:00 p.m. Central Time on February 1, 2008 (the “expiration date”). If the offer is otherwise extended, the expiration date will also be extended.
     You may submit your properly completed Election Form via one of the following methods:
     1. Access the Election Form via the email from tender_offer@mcafee.com dated January 4, 2008. Select the “ACCEPT OFFER” button located at the top of the email after you have read the Election Form terms and conditions to submit the Election Form electronically; or
     2. Alternatively, print the entire Election Form contained in the email from tender_offer@mcafee.com dated January 4, 2008 or from McAfee’s website at [Link]. Complete the Election Form by selecting the “ACCEPT OFFER” box on the last page of the Election Form and signing and dating the Election Form after you have read the election form terms and conditions. Submit the Election Form via fax to Charles Deaton at (972) 987-2047.
     Only responses that are complete, signed and actually received by McAfee by the deadline will be accepted. Responses may be submitted only via fax or electronically via the email from tender_offer@mcafee.com dated January 4, 2008. Responses submitted by any other means, including hand delivery, United States mail and Federal Express (or similar delivery service), are not permitted.

     McAfee’s receipt of your Election Form is not by itself an acceptance of your eligible options for amendment. For purposes of the offer, we will be deemed to have accepted valid elections with respect to eligible options that have not been properly withdrawn as of the date we give notice to eligible employees generally of our acceptance of elections. This notice may be made by press release, email or other method of communication.
     McAfee will not accept any alternative, conditional or contingent elections. Although it is McAfee’s intent to send you an email confirmation of receipt of this Election Form, by signing and submitting this Election Form, you waive any right to receive any notice of the receipt of the election with respect to your options, except as provided for in the Offer to Amend. Any confirmation of receipt sent to you will be merely a notification that McAfee has received your Election Form and does not mean that your options have been or will be amended. Your options that are accepted will be amended on the same day as the expiration of the offer, which is scheduled to be 11:00 p.m. Central Time on February 1, 2008.
Withdrawal of Participation
     To validly withdraw from participating in this offer, you must submit your withdrawal before the expiration date by completing a new Election Form via one of the following methods:
     1. Access the Election Form via the email from tender_offer@mcafee.com dated January 4, 2008. Select the “REJECT OFFER” button located at the top of the email after you have read the Election Form terms and conditions; or
     2. Alternatively, print the entire Election Form contained in the email from tender_offer@mcafee.com dated January 4, 2008, or print the Election Form by accessing it via McAfee’s website at http://internal/nai.com/division/finance/stockadmin/default.asp. Select the “REJECT OFFER” box and sign and date the Election Form after you have read the Election Form terms and conditions. Submit the Election Form via fax to Charles Deaton at (972) 987-2047.
     Withdrawals submitted by any other means, including hand delivery, United States mail and Federal Express (or similar delivery service), are not permitted.
     You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form we receive before the expiration date. McAfee must receive the properly completed and submitted Election Form via fax or electronically via the email from tender_offer@mcafee.com dated January 4, 2008, before the expiration date. The expiration date will be 11:00 p.m. Central Time on February 1, 2008, unless we extend the offer. If we extend the offer, you may withdraw your eligible options at any time until the extended expiration date. In addition, although we intend to accept all eligible options with respect to which valid elections have been made promptly after the expiration of this offer, if we have not accepted your options by 11:00 p.m. Central Time on March 3, 2008, you may withdraw your eligible options at any time thereafter.
Assistance
     If you have questions concerning the submission of your Election Form, have general questions concerning the offer, have general questions about the tax consequences of the offer, or need additional copies of the Offer Documents, you may address such questions via email to tender_offer@mcafee.com. Copies will be furnished promptly at McAfee’s expense. You can also view and print the Offer Documents at http://internal/nai.com/division/finance/stockadmin/default.asp.

Questions of Validity
     We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any eligible options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any Election Form or any options with respect to which elections have been made that we determine are not proper or that we determine are unlawful to accept. We will accept all elections with respect to eligible options that are timely and properly made and that are not validly withdrawn. No elections will be deemed to have been properly made until all defects or irregularities have been cured by the eligible employee or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the election period, subject only to an extension that we may grant in our discretion.
     Important: The properly completed Election Form must be received by McAfee via fax or electronically via the email from tender_offer@mcafee.com dated January 4, 2008, on or before 11:00 p.m. Central Time on February 1, 2008.
Important Tax Information
     You should refer to Section 14 of the Offer to Amend and Schedules C through E of the Offer to Amend, if applicable, which contain important U.S. federal income tax information and certain foreign tax information. We also recommend that you consult with a financial, legal and/or tax planner regarding the personal tax consequences of this offer to you before deciding whether or not to participate in this offer.
Persons Submitting the Election Form
     If you are submitting this Election Form by fax and your Election Form is signed by a trustee, executor, administrator, guardian, attorney in fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when submitting the Election Form and proper evidence satisfactory to McAfee of the authority of that person to act in that capacity must be submitted to us no later than the expiration date, which is expected to be 11:00 p.m. Central Time on February 1, 2008.
Agreements and Acknowledgments:
     1. I agree that my decision to accept or reject the Offer to Amend with respect to all of my eligible options is entirely voluntary and is subject to the terms and conditions of the Offer to Amend.
     2. I agree and acknowledge that, if I submit a properly completed Election Form via fax or electronically via the email from tender_offer@mcafee.com dated January 4, 2008, in which I have selected “REJECT OFFER,” I have rejected the offer with respect to all of my eligible options and my eligible options may be subject to the adverse personal tax consequences described in the Offer to Amend.
     3. I agree that, if prior to the expiration of the offer, I exercise my eligible options (or a portion thereof) with respect to which I have accepted the offer, such option(s) will no longer be eligible for amendment pursuant to the terms of the offer and I will not receive a cash payment with respect to such option(s).

     4. I understand that I may change my election at any time by completing and submitting an Election Form before 11:00 p.m. Central Time, on February 1, 2008 (unless the offer is otherwise extended) and that any Election Form submitted and/or received after such time will be void and of no further force and effect.
     5. If my service with McAfee terminates prior to the expiration of the offer, I understand that I will cease to be an eligible employee under the terms of the Offer to Amend and any election that I have made prior to the termination of my employment to amend my eligible options will be ineffective.  As a result, my eligible options will not be amended under the Offer to Amend and I will not receive a cash payment.
     6. I agree that decisions with respect to future grants under a McAfee employee stock plan, if any, will be at the sole discretion of McAfee.
     7. I agree that: (i) the offer is discretionary in nature and may be suspended or terminated by McAfee, in accordance with the terms set forth in the Offer to Amend, at any time prior to the amendment of the eligible options; (ii) McAfee may, at its discretion, refuse to accept my election to participate; and (iii) the offer is a one-time offer which does not create any contractual or other right to receive future offers, options or benefits in lieu of offers.
     8. I agree that: (i) the value of any payments and participation in the offer made pursuant to the offer is an extraordinary item of income which is outside the scope of my employment contract, if any; (ii) the offer value of any payments made pursuant to the offer is not part of normal or expected compensation for any purpose, including but not limited to purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.
     9. Neither my participation in the offer nor this Election Form shall be construed so as to grant me any right to remain in the employ of McAfee or any of its subsidiaries and shall not interfere with the ability of my current employer to terminate my employment relationship at any time with or without cause (subject to the terms of my employment contract, if any).
     10. For the exclusive purpose of implementing, administering and managing my participation in the offer, I hereby explicitly and unambiguously consent to the collection, receipt, use, retention and transfer, in electronic or other form, of my personal data as described in this document by and among, as applicable, my employer and McAfee and its subsidiaries. I understand that McAfee and my employer hold certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock held in McAfee, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in my favor, for the purpose of implementing, administering and managing the offer (“Data”). I understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the offer, that these recipients may be located in my country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than my country. I understand that I may request a list with the names and addresses of any potential recipients of the Data by contacting my local human resources department representative. I authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing my participation in the offer. I understand that Data will be held only as long as is necessary to implement, administer and manage my participation in the offer. I understand that I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local human resources department representative. I understand, however, that refusing or withdrawing my consent may affect my ability to participate in the offer. For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local human resources department representative.
     11. Regardless of any action that McAfee or a subsidiary of McAfee takes with respect to any or all income tax, social insurance, payroll tax or other tax-related withholding related to the offer (“Applicable Withholdings”), I acknowledge that the ultimate liability for all Applicable Withholdings is and remains my sole responsibility. In that regard, I authorize McAfee and/or its subsidiaries to withhold all Applicable Withholdings legally payable by me from my wages or other cash payment paid to me by McAfee and/or its subsidiaries. Finally, I agree to pay to McAfee or its subsidiary any amount of Applicable Withholdings that McAfee or its subsidiary may be required to withhold as a result of my participation in the offer if McAfee does not satisfy the Applicable Withholding through other means.
     12. I acknowledge that I may be accepting the offer and the terms and conditions of this Election Form in English and I agree to be bound accordingly.
     13. I acknowledge and agree that none of McAfee, Alvarez & Marsal, or any of their respective employees or agents, has made any recommendation to me as to whether or not I should accept the Offer to Amend my eligible options and that I am not relying on any information or representation made by any such person in accepting or rejecting the Offer to Amend, other than any information contained in the Offering Documents.
     14. I agree that participation in the offer is governed by the terms and conditions set forth in the Offer Documents and this Election Form. I have received the Offer Documents and have been afforded the opportunity to consult with my own investment, legal and/or tax advisors before making this election and that I have knowingly accepted or rejected the offer.  I agree to accept as binding, conclusive and final all decisions or interpretations of McAfee upon any questions relating to the offer and this Election Form.
     15. I further understand that McAfee intends to send me an email at my McAfee email address confirming receipt of my Election Form within two business days after the submission of my Election Form. If I have not received such an email confirmation, I understand that it is my responsibility to ensure that my Election Form has been received by McAfee before 11:00 p.m. Central Time, on February 1, 2008. I understand that only responses that are complete, signed and actually received by McAfee by the deadline will be accepted.
Special Notice for Quebec Employees
     You acknowledge that it is your express wish that this offer, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
     Vous reconnaisez que c’est votre desire exprés d’avoir exigé la rédaction en anglais de cette Convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, relativement à ou suite à la présente convention.
Election
     If you wish to participate in the offer, you must accept the offer with respect to all of your eligible options listed on your Addendum. Any attempt to accept the offer with respect to only a portion of your eligible options will be null and void.

     Please select the appropriate box below to indicate your acceptance or rejection of the offer or, if submitting via the email from tender_offer@mcafee.com dated January 4, 2008, then select either the “ACCEPT OFFER” or “REJECT OFFER” button at the top of the email.
☐ ACCEPT OFFER: I wish to participate in the offer. If I have previously rejected the offer, this will act as a withdrawal of that rejection and I will participate in the offer.
☐ REJECT OFFER: I wish to reject the offer. If I have previously accepted the offer, this will act as a withdrawal of that acceptance and I will not participate in the offer.
     Please sign and date below and fax the entire Election Form to Charles Deaton at (972) 987-2047 or, if submitting via the email from tender_offer@mcafee.com dated January 4, 2008, then select either the “ACCEPT OFFER” or “REJECT OFFER” button at the top of the email. You must submit your Election Form before 11:00 p.m. Central Time on February 1, 2008.

Employee Signature

Employee Name (Please Print)	Date